                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                                                                 THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                       MARCH 31,
                                       ------------------------------------------------------- ---------------------
                                          1992        1993       1994       1995       1996       1996       1997
                                       ----------  ---------  ---------- ---------- ---------- ----------  ---------
 Net income before taxes                   2,584       2,227    (22,179)     5,210     32,988      3,120      15,890
 Add:
    Interest                                 241       1,055      4,507     17,620     17,954      4,512       6,460
    Interest portion of rentals               14          55        127        176        230         49          68
                                       ---------   ---------  ---------  ---------  ---------  ---------   ---------
        Earnings                           2,839       3,337    (17,545)    23,006     51,172      7,681      22,418

 Fixed Charges:
    Interest                                 241       1,055      4,507     17,620     17,954      4,512       6,460
    Interest portion of rentals               14          55        238        176        230         49          68
                                       ---------   ---------  ---------  ---------  ---------  ---------   ---------
        Fixed Charges                        255       1,110      4,745     17,796     18,184      4,561       6,528

        Ratio of Earnings to Fixed
        Charges                             11.1x       3.0x     N.M.(1)       1.3x       2.8x       1.7x       3.4x


------------------------
(1) The ratio is not meaningful because earnings were inadequate to cover fixed charges by $22.3 million for the year ended December 31, 1994.